Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 14

This Supplemental Indenture No. 14, dated as of March 1, 2017 (this “Supplemental Indenture”), among Equity One, Inc., a Maryland corporation (the “Original Issuer”), Regency Centers Corporation, a Florida corporation (together with its successors and assigns, the “Successor Company”), Regency Centers, L.P., a Delaware limited partnership (“RCLP”) and U.S. Bank National Association, as successor to SunTrust Bank (formerly known as SunTrust Bank, Atlanta), a national banking corporation duly organized and existing under the laws of the United States, as trustee hereunder (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Original Issuer, as successor by merger to IRT Property Company, and the Trustee have heretofore executed and delivered an Indenture, dated as of September 9, 1998 (as amended, supplemented or otherwise modified prior to the date hereof, including by that certain Supplemental Indenture No. 13, dated as of October 25, 2012, providing for the issuance of the Original Issuer’s 3.75% Senior Notes due 2022 (the “Notes”), the “Indenture”);

WHEREAS, the Notes are the only series of Securities outstanding under the Indenture;

WHEREAS, the Original Issuer and the Successor Company are parties to that certain Agreement and Plan of Merger, dated as of November 14, 2016, by and between the Original Issuer and the Successor Company, pursuant to which on the date hereof the Original Issuer will merge with and into the Successor Company, with the Successor Company surviving such merger (the “Merger”);

WHEREAS, Article Eight of the Indenture provides, among other things, that under certain circumstances the Original Issuer may consolidate with or merge with or into another entity;

WHEREAS, in connection with the Merger, (1) the Original Issuer desires that the Successor Company assume the Original Issuer’s obligations under the Notes and the Indenture, and the Successor Company desires to assume the Original Issuer’s obligations under the Notes and the Indenture and (2) RCLP desires to fully, unconditionally and irrevocably assume, jointly and severally with the Successor Company, the obligation to pay the principal of (and premium or Make-Whole Amount, if any) and any interest (including all Additional Amounts, if any, payable pursuant to Section 1011 of the Indenture) on all of the Notes, according to their tenor;

WHEREAS, pursuant to Sections 901(1) and 901(10) of the Indenture, the Trustee and the Original Issuer are authorized to execute and deliver this Supplemental Indenture to (1) evidence the succession of the Successor Company to the Original Issuer and the assumption by the Successor Company of the covenants of the Original Issuer contained in the Indenture and the Notes and (2) make any change to the Indenture, provided that such change does not adversely affect the interests of the Holders of Securities of any series or any related coupons in any material respect;

WHEREAS, each of the Original Issuer, the Successor Company, RCLP and the Trustee have duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, the Original Issuer has furnished the Trustee with an Opinion of Counsel and an Officers’ Certificate in accordance with the Indenture, stating that the Merger and the execution of this Supplemental Indenture is authorized or permitted by the Indenture and that all conditions precedent (including covenants, compliance with which constitute conditions precedent) to the Merger and the execution of this Supplemental Indenture have been complied with and that upon delivery to the Trustee of such Officers’ Certificate, such Opinion of Counsel and this Supplemental Indenture as contemplated by Article Eight and Sections 102 and 903 of the Indenture, all conditions precedent (including covenants, compliance with which constitute conditions precedent) therein provided relating to the Merger and the execution of this Supplemental Indenture will have been complied with; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Original Issuer, the Successor Company, RCLP and the Trustee and a valid amendment of, and supplement to, the Indenture and the Notes have been done, and the entry into this Supplemental Indenture by the parties hereto is in all respects authorized or permitted by the provisions of the Indenture.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto covenant and agree for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof. All references in the Indenture and the Notes to “Equity One, Inc.” are hereby amended and replaced, immediately upon the effectiveness of the Merger, with “Regency Centers Corporation.”

ARTICLE II

AGREEMENT TO ASSUME OBLIGATIONS

SECTION 2.1 Assumption of Obligations. Immediately upon the effectiveness of the Merger, pursuant to Article Eight of the Indenture, the Successor Company (i) hereby assumes the due and punctual payment of the principal of (and premium or Make-Whole Amount, if any) and any interest (including all Additional Amounts, if any, payable pursuant to Section 1011 of the Indenture) on all of the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Original Issuer and (ii) hereby succeeds to and is substituted for the Original Issuer, with the same effect as if the Successor Company had been named as the Original Issuer in the Indenture and the Notes.

ARTICLE III

CO-OBLIGATION

SECTION 3.1 Co-Obligation. Immediately upon the effectiveness of the Merger, RCLP hereby fully, unconditionally and irrevocably expressly assumes and agrees to perform and discharge, jointly and severally with the Successor Company, the obligation to pay the principal of (and premium or Make-Whole Amount, if any) and any interest (including all Additional Amounts, if any, payable pursuant to Section 1011 of the Indenture) on all of the Notes, according to their tenor. The obligations of RCLP hereunder are primary and not merely those of a surety. RCLP hereby waives diligence, presentment, demand of payment, any right to require a proceeding first against the Successor Company, protest or notice and all demands whatsoever with respect to the Notes or the indebtedness evidenced thereby.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1 Notices. All notices or other communications to the Successor Company or RCLP shall be given as provided in the Indenture addressed as follows:

If to the Successor Company:

Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, Florida 32202

Attention: Chief Financial Officer

If to RCLP:

Regency Centers, L.P.

c/o Regency Centers Corporation

One Independent Drive, Suite 114

Jacksonville, Florida 32202

Attention: Chief Financial Officer

SECTION 4.2 Concerning the Trustee. The Trustee shall assume no duties, responsibilities, or liabilities by reason of this Supplemental Indenture other than to the extent set forth in the Indenture and the Trustee shall be indemnified in accordance with the terms of the Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of (i) the validity or sufficiency of this Supplemental Indenture, (ii) the correctness of any of the provisions contained herein, or (iii) the recitals contained herein, all of which recitals are made solely by the Original Issuer, the Successor Company and RCLP.

SECTION 4.3 Supplemental Indenture Controls. In the event of a conflict or inconsistency between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

SECTION 4.4 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of Georgia.

SECTION 4.5 Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart by facsimile or PDF shall be effective as delivery of a manually executed counterpart thereof.

SECTION 4.6 Confirmation of Indenture. Except as amended and supplemented hereby, the Indenture is hereby ratified, confirmed and reaffirmed in all respects. The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 4.7 Headings. The titles and headings of the articles and sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 4.8 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.9 No Adverse Interpretation of Other Agreements. This Supplemental Indenture may not be used to interpret another indenture, loan, or debt agreement other than the Indenture for purposes of the Notes. Any such indenture, loan, or debt agreement may not be used to interpret this Supplemental Indenture.

SECTION 4.10 Successors and Assigns. All covenants and agreements made by the Original Issuer, the Successor Company and RCLP in this Supplemental Indenture shall be binding upon their respective successors and assigns, whether expressed or not.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

EQUITY ONE, INC.

By:	/s/ David Lukes
	Name:	David Lukes
	Title:	President and Chief Executive Officer

REGENCY CENTERS CORPORATION

By:	/s/ Michael J. Mas
	Name:	Michael J. Mas
	Title:	Senior Vice President Capital Markets

REGENCY CENTERS, L.P.

By:	/s/ Michael J. Mas
	Name:	Michael J. Mas
	Title:	Senior Vice President Capital Markets

[Signature Page to Supplemental Indenture No. 14]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ George Hogan
	Name:	George Hogan
	Title:	Vice President

[Signature Page to Supplemental Indenture No. 14]